Exhibit4.6

AEON BIOPHARMA, INC.

AMENDMENT TO SUBORDINATED CONVERTIBLE PROMISSORY NOTE

This Amendment (this “Amendment”) to the Subordinated Convertible Promissory Note, as defined below, is made as of            (the “Effective Date”), by and between AEON Biopharma, Inc., a Delaware corporation (the “Company”), and Daewoong Pharmaceutical Co., Ltd., a company organized and existing under the laws of the Republic of Korea (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Note Purchase Agreement, as defined below, or the Original Note, as applicable.

RECITALS

A.The Company and the Holder entered into that certain Note Purchase Agreement, dated August 25, 2020 (as amended, restated, modified or supplemented from time to time, the “Note Purchase Agreement”), pursuant to which the Company issued to the Holder (i) a Subordinated Convertible Promissory Note, in the initial principal amount of $10,000,000, dated August 27, 2020, and (ii) a Subordinated Convertible Promissory Note, in the initial principal amount of $15,000,000, dated September 18, 2020 (the “Original Note”);

B.Concurrent with the execution of this Amendment, the Company and the Holder are entering into an amendment to the Note Purchase Agreement, to provide for the issuance of an additional subordinated convertible promissory note to be issued by the Company in favor of the Holder, in the initial principal amount of $5,000,000, and dated of even date herewith (the “Subsequent Note”), and desire to amend the conversion provisions of Sections 3(a) and 3(b) of the Original Note to account for the issuance of the Subsequent Note;

C.Pursuant to Section 11 of the Original Note, the Original Note may be amended with the written consent of the Company and the Holder, and the Company and the Holder have now agreed to amend the Original Notes as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.Section 3(a) of the Original Note is hereby amended and restated in its entirety as follows:

(a)Holder Optional Conversion During Conversion Period. At any time following the date that is 12 months after the Final Funding Date and prior to the repayment or conversion of this Note in full, Holder may, in its sole and absolute discretion and upon delivery of a written notice to the Company (a “Conversion Election Notice”) at least five (5) Business Days prior to the anticipated conversion, elect to convert all of the then outstanding Principal Amount and all accrued and unpaid interest into shares of Common Stock; provided, that such election shall also be made by Holder at the same time with respect to all other notes issued to Holder under the Purchase Agreement.  The number of shares of Common Stock issuable upon any conversion of this Note shall be equal to (i) the outstanding Principal Amount (excluding PIK Principal) divided by $30,000,000 and

(ii) multiplied by 11.99% of the aggregate of (A) all of the shares of Common Stock then outstanding plus (B) all shares of Common Stock issuable upon conversion or exercise of all of the Company’s (or any of its Subsidiaries’) outstanding convertible or exercisable securities, including without limitation shares of convertible Preferred Stock, Subsidiary Securities, and all outstanding vested or unvested options or warrants to purchase the Company’s capital stock, but excluding all Out-of-the-Money Options (in all cases of clause (B), whether or not such securities are convertible or exercisable at such time), plus (C) all shares of Common Stock issuable upon conversion of any convertible debt (whether or not such debt is convertible at such time), plus (D) the shares of Common Stock issuable pursuant to this Section 3(a).  In the event that Holder exercises its conversion rights under this Section 3(a) and the Company subsequently undertakes an Initial Public Offering prior to the Maturity Date, the Company shall issue to Holder such number of additional shares of Common Stock, if any, to put Holder in the same position as if Holder’s exercise was effected pursuant to Section 3(b).  “Common Stock” shall mean shares of the Company’s common stock, par value $0.0001.  “In-the-Money Option” shall mean an option (whether vested or unvested) to purchase the Company’s Common Stock that is outstanding and unexercised as of immediately prior to conversion of this Note and that has an exercise price per share that is less than the fair market value of the Company’s Common Stock, as determined in good faith by the Board of Directors of the Company, which determination shall be consistent with the Board of Directors’ determination of fair market value of the Company’ s Common Stock for any other purposes, including without limitation in connection with any incentive plans of the Company or any of its Subsidiaries; provided however, that in the event this Note is being converted upon the Initial Public Offering of the Company, the fair market value of the Company’s common stock shall be deemed to be the price at which the Company’s common stock is being sold in the Initial Public Offering.  “Out-of-the-Money Option” shall mean an option to purchase the Company’s common stock that is not an In-the-Money Option.  “Subsidiary Securities” shall mean any securities (including without limitation preferred stock, options, warrants, and convertible debt) of any of the Company’s Subsidiaries that (A) are currently convertible into or exercisable for shares of the Company’s Common Stock, or (B) become, prior to or upon conversion of this Note pursuant to Section 3(a) or Section 3(b) hereof, convertible into or exercisable for shares of the Company’s Common Stock, whether by virtue of a merger of any such Subsidiary with the Company, by way of exchange, assumption by the Company, or otherwise.

2.Section 3(b) of the Original Note is hereby amended and restated in its entirety as follows:

(b)Automatic Conversion.  Immediately prior to an Initial Public Offering, all of the then outstanding Principal Amount and accrued and unpaid interest under this Note will automatically convert into shares of Common Stock.  The number of shares of Common Stock issuable upon conversion of this Note shall be equal to (i) the outstanding Principal Amount (excluding PIK Principal) divided by $30,000,000 and (ii) multiplied by the greater of (A) 11.99% of the Pre-IPO Shares of the Company, and (B) that number of shares having an aggregate value of $24,000,000 immediately prior to the Initial Public Offering based upon a price per share of such Common Stock issued to the public in the Initial Public Offering; provided, however, that in no event shall Holder’s ownership exceed 18% of the Pre-IPO Shares of the Company after taking into account conversion of this Note and all other notes issued to Holder under the Purchase Agreement.  In the event, and only in the event, that shares of the Company are sold in the Initial Public Offering whereby the Pre-Money Valuation of the Company is $200,000,000 or greater (the “Threshold”), within five

(5) Business Days of the conversion of this Note pursuant to this Section 3(b), the Company shall pay to the Holder the PIK Principal plus all accrued and unpaid interest under this Note either in cash or by the issuance of additional shares of Common Stock at the price per share in the Initial Public Offering, which payment method shall be at the Company’s sole election.  “Initial Public Offering” means the closing of the issuance and sale of shares of Common Stock of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act (a “Registration Statement”). “Pre-IPO Shares” means the sum of (i) all shares of Common Stock that are outstanding immediately prior to the Initial Public Offering, plus (ii) all shares of Common Stock issuable upon conversion or exercise of all of the Company’s (or any of its Subsidiaries’) outstanding convertible or exercisable securities, including without limitation shares of convertible Preferred Stock, Subsidiary Securities, and all outstanding vested or unvested options or warrants to purchase the Company’s capital stock, but excluding all Out-of-the-Money Options (in all cases of clause (ii), whether or not such securities are convertible or exercisable at such time), plus (iii) all shares of Common Stock issuable upon conversion of any convertible debt (whether or not such debt is convertible at such time), plus (iv) the Common Stock issuable pursuant this Section 3(b).  “Pre-Money Valuation” of the Company means the aggregate value of the Company’s issued and outstanding Common Stock, as calculated by multiplying the price per share of the shares of Common Stock being sold in connection with the Initial Public Offering by the number of shares of the Company’s Common Stock issued and outstanding immediately prior to the Initial Public Offering on a fully diluted basis, assuming the conversion and/or issuance of (x) any convertible securities of the Company and/or other shares issued or reserved for under any Company equity incentive plan and (y) any convertible securities of any Subsidiary of the Company and/or other shares issued or reserved for under any equity incentive plan of any Subsidiary of the Company that are currently convertible into or exercisable for shares of the Company’s Common Stock, or that become, prior to or upon conversion of this Note pursuant to this Section 3(b) hereof, convertible into or exercisable for shares of the Company’s Common Stock, whether by virtue of a merger of any such Subsidiary with the Company, by way of exchange, assumption by the Company, or otherwise.

3.Schedule I of the Original Note is hereby amended, restated and replaced in its entirety with Schedule I attached hereto.

4.Except as herein amended, the Original Note shall in all other respects remain unchanged and in full force and effect.

5.This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Amendment by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart hereof.

6.The Governing Law, Consent to Jurisdiction; Waiver of Jury Trial provisions set forth in Section 10 of the Subordinated Convertible Promissory Note are incorporated herein by reference, mutatis mutandis.

7.The obligations of confidentiality set forth in Article 14 of the License and Supply Agreement are incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Holder have executed this Amendment as of the date set forth in the first paragraph hereof.

COMPANY:

AEON BIOPHARMA, INC.

By:
Name:	Marc Forth
Title:	Chief Executive Officer

HOLDER:

DAEWOONG PHARMACEUTICAL CO., LTD.

By:
Name:	Sengho Jeon
Title:	Chief Executive Officer

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SCHEDULE I

•

Unsecured Promissory Note, outstanding principal sum $3,003,213.82, held by Dental Innovations Investment A BV, and outstanding principal sum $1,985,513.45, held by Dental Innovations Apus Investment BV, dated June 19, 2019.

•	Unsecured Promissory Note, outstanding principal sum $997,745.45, held by Simhambhatla Family Living Trust, dated November 1, 2019.

•	Unsecured Promissory Note, outstanding principal sum $997,745.45, held by Andrew Willis, dated December 12, 2019.

•	Unsecured Promissory Note, outstanding principal sum $997,745.45, held by Jaywin Holdings LLC, dated December 12, 2019.

•	Unsecured Promissory Note, outstanding principal sum $997,745.45, held by Vikram Malik, dated December 18, 2019.

•	Unsecured Promissory Note, outstanding principal sum $997,745.45, held by Strathspey Crown, dated December 18, 2019.

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